Mandalay Media, Inc. Enters Into Agreement and Plan of Merger
For Merger with Twistbox Entertainment, Inc.

LOS ANGELES, CA--(BUSINESS WIRE)—January 2, 2008--Mandalay Media, Inc. (OTCBB: MNDL.OB) announced today that it has executed an Agreement and Plan of Merger with Twistbox Entertainment, Inc. Pursuant to the proposed merger, Twistbox will become a wholly-owned subsidiary of MNDL, and the shareholders and other security holders of Twistbox will receive shares of common stock in MNDL as provided in the Agreement and Plan of Merger which will be filed as an exhibit to MNDL’s Current Report on Form 8-K.

If the transaction is consummated, Twistbox will become MNDL’s sole current operations and continue to operate as usual across its subsidiaries and territories. Ian Aaron, who is currently Chief Executive Officer of Twistbox, would be appointed to the Board of Directors of MNDL and continue to serve as Chief Executive Officer of Twistbox. Prior to joining Twistbox, Mr. Aaron served as the President of the TV Guide Television Group.

The closing of the transaction is subject to certain conditions and expected to occur in the first quarter of 2008. There can be no assurance that the merger will be consummated or, if consummated, that the businesses will be successfully integrated.

About Twistbox Entertainment, Inc.

Twistbox Entertainment, Inc. (www.twistbox.com), based in Sherman Oaks, CA, is a global producer and publisher of mobile content. Through exclusive licenses with industry leading brands and direct distribution with over 100 operators in over 40 countries, Twistbox provides an extensive portfolio of award-winning games, WAP sites, and mobile TV channels worldwide.

About Mandalay Media, Inc.
Mandalay Media, Inc. is a development stage company. It intends to complete an asset acquisition, merger, exchange of capital stock, or other business combination with a domestic or foreign business.

Safe Harbor
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, about MNDL.  Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of MNDL's management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: failure of the merger to be completed; general economic conditions; geopolitical events and regulatory changes; requirements or changes adversely affecting the businesses in which Twistbox is engaged; demand for the products and services that Twistbox provides, as well as other relevant risks detailed in MNDL’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. MNDL assumes no obligation to update the information contained in this press release.

Contact Info:

Mandalay Media, Inc.
Jim Lefkowitz, 310-601-2500
President
info@mandalaymediainc.com